EXHIBIT 10.17

Execution Version

ESCROW AGREEMENT

This Escrow Agreement dated this 10th day of June, 2014 (this “Escrow Agreement”), is entered into by and among PACIFIC DATAVISION, INC., a Delaware corporation (the “Company”), and FBR CAPITAL MARKETS & CO., a Delaware corporation (“FBR”, and together with the Company, the “Parties,” and individually, a “Party”), and WILMINGTON TRUST, National Association, as escrow agent (“Escrow Agent”).

RECITALS

A.        WHEREAS, the Company and FBR have entered into that certain Purchase/Placement Agreement dated as of June 3, 2014, as amended (the “Purchase/Placement Agreement”) pursuant to which (i) the Company will offer 9,500,000 shares of common stock (the “Initial Offering), par value $0.0001 per share (the “Common Stock”) at an offering price of $20.00 per share, (x) to FBR, as the initial purchaser, for resale to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or to certain persons outside the United States in offshore transactions in reliance on Regulation S under the Securities Act, and (y) to “accredited investors” as defined in Rule 501 of the Securities Act directly by the Company, with FBR acting as placement agent on behalf of the Company; and (ii) FBR has the option to purchase up to an additional 1,425,000 shares of Common Stock from the Company to cover any additional allotments, if any, made by FBR (the “Additional Allotment Option,” together with the Initial Offering, the “Offering”);

B.        WHEREAS, the Company and FBR propose to engage the Escrow Agent for the purpose of receiving, depositing and holding in an escrow account thirteen fourteenths of FBR’s initial purchaser’s discount and placement fees (the “Escrow Amount”) in connection with the Offering until such time as such funds are to be released to FBR or the Company, in accordance with this Escrow Agreement;

C.        WHEREAS, the Parties agree to place in escrow the Escrow Amount and the Escrow Agent agrees to hold and distribute the Escrow Amount in accordance with the terms of this Escrow Agreement.

In consideration of the promises and agreements of the Parties and the Escrow Agent and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1    Receipt of Escrow Property. FBR or the Company shall deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the escrow account (the “Escrow Account”) pursuant to the following wire instruction:

Execution Version

Bank name:	Manufacturers Traders Trust Co
ABA #:	031100092
Account Name:	PDV/FBR Escrow Account
Account #:	108609-000
Beneficiary:	Institutional Client Services

The Escrow Amount, plus all interest, dividends and other distributions, payments and earnings thereon and proceeds thereof received by the Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as “Escrow Property,” and shall be held by the Escrow Agent in escrow and disbursed in accordance with the terms and provisions of this Escrow Agreement.

Section 1.2    Investments.

(a)        The Escrow Agent shall invest the Escrow Property, including any and all interest and investment income, in accordance with the written instructions provided to the Escrow Agent and signed by FBR. In the absence of written investment instructions from FBR, the Escrow Agent shall deposit and invest the Escrow Property, including any and all interest and investment income, in the M&T Bank Corporate Deposit Account, which is further described herein on Exhibit A. Any investment earnings and income on the Escrow Property shall become part of the Escrow Property, and shall be disbursed in accordance with Section 1.3 or Section 1.5 of this Escrow Agreement.

(b)        The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3    Disbursements.

(a)        The Escrow Agent will hold all Escrow Property until authorized in writing by joint instructions from both the Company and FBR to disburse the Escrow Property in accordance with such written instructions, a sample of which is attached as Annex A (the “Instruction Letter”).

(b)        Immediately after the closing date of the transactions contemplated by the Asset Purchase Agreement, dated May 13, 2014, by and among FCI 900, Inc., ACI 900, Inc., Machine License Holding, LLC, Nextel WIP License Corp., and Nextel License Holdings 1, Inc., each a wholly-owned indirect subsidiary of Sprint Corporation, and the Company, as amended (the “Spectrum Closing Date”), the Company and FBR will deliver joint instructions to the Escrow

Execution Version

Agent pursuant to Section 1.3(a) hereof instructing the Escrow Agent to transfer the Escrow Property to FBR. Upon receipt thereof, the Escrow Agent shall immediately transfer the Escrow Property by Federal Funds wire to the following bank account (or such other account designated by FBR as set forth in the Instruction Letter):

Bank of New York

New York, NY

FBR Capital Markets & Co. – Main Account

Account # 8900653116

ABA # 021000018

(c)        If (i) the Spectrum Closing Date does not occur within 150 days after the closing date of the Initial Offering (the “Redemption Deadline”), or (ii) in the event that the holders of a majority of the Common Stock sold in the Offering agree to extend the Redemption Deadline, the Spectrum Closing Date does not occur by the extended deadline as approved by the holders, then the Company and FBR will deliver joint instructions pursuant to Section 1.3(a) to the Escrow Agent, instructing the Escrow Agent to transfer the Escrow Property to PDV Investor Trust (the “Trust”) for distribution pursuant to the terms of the Trust’s governing instrument. Upon receipt thereof, the Escrow Agent shall immediately transfer the Escrow Property by Federal Funds wire to an account of the Trust designated by the Parties as set forth in the Instruction Letter.

(d)        In the event that Escrow Agent makes any payment to any other party pursuant to this Escrow Agreement and for any reason such payment (or any portion thereof) is required to be returned to the Escrow Account or another party or is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a receiver, trustee or other party under any bankruptcy or insolvency law, other federal or state law, common law or equitable doctrine, then the recipient shall repay to the Escrow Agent upon written request the amount so paid to it.

(e)        The Escrow Agent shall, in its reasonable discretion, comply with judgments or orders issued or process entered by any court with respect to the Escrow Property, including without limitation any attachment, levy or garnishment, without any obligation to determine such court’s jurisdiction in the matter and in accordance with its normal business practices. If the Escrow Agent complies with any such judgment, order or process, then it shall not be liable to any Party or any other person by reason of such compliance, regardless of the final disposition of any such judgment, order or process.

(f)        In the event that a Party gives funds transfer instructions (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the authorized person or persons of such Party, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated provided no call back is required if the Escrow Agent receives original instructions. The persons and telephone numbers for callbacks may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Parties agree that such security procedure is commercially reasonable.

Execution Version

(g)        The Escrow Agent will furnish monthly statements to the Parties setting forth the activity in the Escrow Account.

Section 1.4    Income Tax Allocation and Reporting.

(a)        The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by FBR, whether or not such income was disbursed during such calendar year.

(b)        In connection with the execution of this Escrow Agreement, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may reasonably request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c)        To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Company and FBR shall, on a joint and several basis, indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.5    Termination. Upon the disbursement of all of the Escrow Property in accordance with this Agreement, including any interest and investment earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1    Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow

Execution Version

Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2    Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees, which agents, representatives, attorneys, custodians, and/or nominees shall be subject to the duties and obligations of the Escrow Agent under this Escrow Agreement.

Section 2.3    Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement.

Section 2.4    Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5    No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1    Indemnification. The Company and FBR hereby agree, on a joint and several basis, to indemnify Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties”), and hold the Indemnified Parties harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, including, without limitation, attorney’s fees and expenses, which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of Escrow Agent under this Escrow Agreement or arising out of the existence of the

Execution Version

Escrow Account, except to the extent the same shall be caused by Escrow Agent’s gross negligence or willful misconduct. The Escrow Agent shall have a first lien against the Escrow Account to secure the obligations of the Parties hereunder. The terms of this paragraph shall survive termination of this Escrow Agreement.

Section 3.2    Limitation of Liability. THE ESCROW AGENT NOT SHALL BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3    Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, effective thirty (30) days after the delivery of such notice, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal, effective ten (10) days after the delivery of such notice, along with payment of all fees and expenses to which it is entitled through the date of termination. The Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent or a party as shall be jointly appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation, or ten (10) days following the delivery of such notice of removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4    Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its reasonable discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien

Execution Version

upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property. The terms of this paragraph shall survive termination of this Agreement.

Section 3.5    Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6    Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7    Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its reasonable discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8    Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of

Execution Version

or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 3.9    Compliance with Legal Orders. Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability and shall be fully protected in acting in accordance with the advice or opinion of such counsel.

Section 3.10    Disagreements. In the event the Escrow Agent receives conflicting instructions hereunder, Escrow Agent shall be fully protected in refraining from acting until such conflict is resolved to the satisfaction of the Escrow Agent.

Section 3.11    No Financial Obligation. The Escrow Agent shall not be required to use its own funds in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which, in the Escrow Agent’s reasonable judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its reasonable discretion, to be satisfactory.

ARTICLE 4

MISCELLANEOUS

Section 4.1    Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the parties shall be binding unless and until written notice of such assignment shall be delivered to the other parties and shall require the prior written consent of the other parties (such consent not to be unreasonably withheld).

Section 4.2    Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3    Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt or by e-mail with return receipt requested, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be

Execution Version

given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to FBR:

1001 19th Street, North

Arlington, Virginia 22209

Attention: Compliance Department

Facsimile: 703-469-1012

If to the Company:

100 Hamilton Plaza, Lobby Floor

Paterson, New Jersey 07505

Attention: Secretary

Email: apoh@pdvcorp.com

If to the Escrow Agent:

Wilmington Trust, National Association

Institutional Client Services

650 Town Center Drive, Suite 600

Costa Mesa, CA 92626

Attention: Corporate Trust Department

Facsimile: (714) 384-4151

Section 4.4    Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.5    Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the Parties and the Escrow Agent related to the Escrow Property.

Section 4.6    Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7    Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Execution Version

Section 4.8    Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9    Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 4.10    Waiver of Jury Trial. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

Section 4.11    Waiver. It is expressly acknowledge, agreed and consented to that Wilmington Trust, National Association will be acting in the capacities of Escrow Agent and the trustee of the Trust. Wilmington Trust, National Association may, in such multiple capacities, discharge its separate functions fully, without hindrance or regard to conflict of interest principles, duty of loyalty principles or other breach of fiduciary duties to the extent that any such conflict or breach arises from the performance by Wilmington Trust, National Association of express duties set forth in this Escrow Agreement or the Trust’s governing instrument in any of such capacities, all of which defenses, claims or assertions are hereby expressly waived by the Parties any other person having rights pursuant hereto or thereto.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

PACIFIC DATA VISION, INC.

By: /S/ John C. Pescatore
Name: John C. Pescatore
Title: President and CEO

FBR CAPITAL MARKETS & CO.

By: /s/ Bradley Wright
Name: Bradley Wright
Title: EVO, CFO & Chief Administrative
Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Escrow Agent

By: /s/ Jeanie Mar
Name: Jeanie Mar
Title: Vice President

[Signature Page to Escrow Agreement]

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Manufacturers & Traders Trust Company Deposit Accounts

Direction to use the following Manufacturers & Traders Trust Company (also known as M&T Bank) Deposit Account for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I(we) shall direct further in writing from time to time, all cash in the Account in the following deposit account of M&T Bank:

M&T Corporate Deposit Account

I(We) acknowledge that amounts on deposit in the M&T Bank Deposit Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per issued bank. This includes principal and accrued interest up to a total of $250,000.

I(We) acknowledge that I(we) have full power to direct investments of the Account(s).

I(We) understand that I(we) may change this direction at any time and that it shall continue in effect until revoked or modified by me(us) by written notice to you.

Authorized Representative	Authorized Representative

Date	Date

EXHIBIT B-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Pacific DataVision, Inc. and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of Pacific DataVision, Inc.

Name / Title / Phone Number	Specimen Signature

John C. Pescatore	/s/ John C. Pescatore
Name	Signature

President and Chief Executive Officer
Title

973-771-0797
Phone Number

Brian McAuley	/s/ Brian McAuley
Name	Signature

Chairman of the Board
Title

973-771-0300
Phone Number

Richard Rohmann	/s/ Richard Rohmann
Name	Signature

Secretary and Executive Vice President
Title

858-518-4872
Phone Number

EXHIBIT B-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of FBR Capital Markets & Co. and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of FBR Capital Markets & Co.

Name / Title / Phone Number	Specimen Signature

/s/ Brad Wright	/s/ Brad Wright
Name	Signature

EVP, CFO & Chief Administrative Officer
Title

703-312-9678
Phone Number

/s/ Robert J. Kiernan	/s/ Robert J. Kiernan
Name	Signature

SVP, Controller
Title

(703) 469-1120
Phone Number

Annex C

Wilmington Trust, National Association

Fees of Escrow Agent

Pacific Data Vision, Inc./FBR Capital Markets & Co.

Acceptance Fee:	Waived

Initial Fees as they relate to Wilmington Trust acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s).

Escrow Agent Annual Administration Fee:	$3,000.00

For ordinary administrative services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties. Annual Fee payable at time of Escrow Agreement execution.

Wilmington Trust’s bid is based on the following assumptions:

•	Number of Escrow Accounts to be established: One (1) per transaction
•	Number of Deposits/Withdrawals: Not more than Twenty Five (25)
•	Est. Term: TBD
•	Investment in M&T Deposit Products
•	All funds received and distributed will be to a domestic or an approved foreign entity
•	Tax reporting is included for up to five (5) entities. Additional reporting-$25/per reporting
•	If the account doesn’t open within three (3) months of the date shown below, this fee schedule will be deemed null and void.

Out-of-Pocket Expenses:	Billed at Cost

We only charge for out-of-pocket expenses in response to specific tasks assigned by the client. Therefore, we cannot anticipate what specific out-of -pocket items will be needed or what corresponding expenses will be incurred. Possible expenses would be, but not limited to, express mail and messenger charges, travel expenses to attend closing or other meeting. There are no charges for indirect out-of-pocket expenses.

*In the event of extraordinary circumstances requiring administrative time beyond the scope of typical account duties set forth in the Instrument and supporting documents relevant to our appointment, including but not limited to, default and/or bankruptcy administration, additional charges shall accrue.

If this transaction does not close, Wilmington Trust, N.A. reserves the right to be paid its Initial Fee, if any, and outside counsel’s fees and expenses. Out-of-pocket expenses, including our attorney’s fees and expenses (if any), in connection with closing, post-closing matters and terminations will be billed separately and are due upon receipt of the invoice.

All fees are non-refundable and will not be prorated in the event of an early termination. Once the fees are agreed to in writing, we agree that any changes to those fees will also be in writing. You will be notified at least 30 days in advance of any general fee increase, following 3 years after the initial closing date. The fees as quoted and the acceptance of our duties as Trustee are subject to satisfactory review and acceptance of all related financing documents by the Trustee and our counsel. Our fees may also be adjusted at any time if there is a significant change in our responsibilities under the governing documents. In the event the financing structure is modified prior to closing, we reserve the right to review and renegotiate our fees accordingly.

Annex A

JOINT INSTRUCTION LETTER

Account

                    , 2014

Wilmington Trust, National Association

Corporate Institutional Client Services

650 Town Center Drive, Suite 600

Costa Mesa, CA 92626

Attention: Corporate Trust Department

Facsimile: (714) 384-4151

Dear Sir or Madam:

Reference is hereby made to that certain Escrow Agreement (the “Escrow Agreement”), dated as of June 10, 2014, by and among Pacific DataVision, Inc. FBR Capital Markets & Co., and Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”). The undersigned parties hereby direct, pursuant to Section 1.3(a) of the Escrow Agreement, that the Escrow Agent deliver the Escrow Property to                     :

[Account Information to be provided]

PACIFIC DATAVISION, INC.

By:
Name:
Title:

FBR CAPITAL MARKETS & CO.

By:
Name:
Title: